CERTIFICATE OF CORRECTION OF

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                         HYPERMEDIA COMMUNICATIONS, INC.


         The undersigned, Richard Landry and Donna Petkanics, hereby certify that:

         1. They are the President and Chief Executive Officer, and Assistant Secretary, respectively, of HyperMedia Communications, Inc., a California corporation (the "Company").

         2. The name of the Company is HyperMedia Communications, Inc.

         3. That the Amended and Restated Articles of Incorporation (the "Amended Articles") was filed with the Secretary of State of State of California on May 27, 1998 and that said Articles requires correction as permitted by subsection (a) of Section 109 of the General Corporation Law of the State of California.

         4. Article III B Sec. 4(a) of the Amended Articles is corrected to read as follows:

                  "Right to Convert. Each share of Series F Preferred,  Series G
         Preferred, Series H Preferred, Series I Preferred and Series J Preferred Stock shall be convertible, at any time after the date of issuance, at the option of the holder thereof, of such share at the office of the Corporation or any transfer agent for the Series F Preferred, Series G Preferred, Series H Preferred, Series I Preferred and Series J Preferred Stock, into that number of fully-paid and nonassessable shares of Common Stock that is equal to the Initial Sales Price for each respective Series of Preferred Stock divided by the appropriate Conversion Price (as hereinafter defined) for each Series of Preferred Stock. The Initial Sales Price shall be $3.039 per share for the Series F Preferred, $1.992 per share for the Series G Preferred, $2.136 per share for the Series H Preferred, $15.60 for the Series I Preferred and $12.38 per share for the Series J Preferred. The price at which shares of Common Stock shall be deliverable upon conversion (individually the "Series F Conversion Price", "Series G Conversion Price", "Series H Conversion Price", "Series I Conversion Price", and "Series J Conversion Price", and collectively, the
         "Conversion Prices") shall initially be $3.039 per share of Common Stock for conversions of Series F Preferred, $1.992 per share of Common Stock for conversions of Series G Preferred, $2.136 per share of Common Stock for conversions of Series H Preferred, $10.00 per share of Common Stock for conversions of Series I Preferred and $20.00 per share of Common Stock for conversions of Series J Preferred. Such initial Conversion Prices shall be subject to adjustment as hereinafter provided."

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         5. This  certificate  does not alter the wording of any  resolution  or written consent which was in fact adopted by the Board of Directors or the shareholders of the Corporation

         The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct to their own knowledge.



Date:  July 2, 1998                             HYPERMEDIA COMMUNICATIONS, INC.


                                                /s/ RICHARD LANDRY
                                                --------------------------------
                                                Richard Landry, President and
                                                 Chief Executive Officer


                                                /s/ DONNA M. PETKANICS
                                                --------------------------------
                                                Donna M. Petkanics, Assistant
                                                 Secretary

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